Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of August 20, 2021

By and Between

DOMINION SOLAR PROJECTS III, INC.,

as Seller,

and

UTAH SOLAR HOLDINGS II LLC,

as Buyer

Page

ARTICLE	I CERTAIN DEFINITIONS	1

Section 1.1	Definitions	1

Section 1.2	Terms Generally	12

ARTICLE II PURCHASE AND SALE OF CLASS B INTERESTS	13

Section 2.1	Purchase and Sale of the Class B Interests	13

Section 2.2	Allocation	15

Section 2.3	Withholding	16

Section 2.4	Effective Date Actions	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	16

Section 3.1	Organization; Qualification and Power	16

Section 3.2	Authorization; Validity	17

Section 3.3	No Conflict	17

Section 3.4	Capitalization	17

Section 3.5	Financial Statements; No Undisclosed Liabilities; Assets	18

Section 3.6	Absence of Certain Changes	19

Section 3.7	Compliance with Law; Permits; Litigation	19

Section 3.8	Tax Matters	20

Section 3.9	Material Contracts	21

Section 3.10	Consents and Approvals	22

Section 3.11	Brokers	22

Section 3.12	Employees	22

Section 3.13	Indebtedness	22

Section 3.14	Bankruptcy	22

Section 3.15	Regulatory Status	22

Section 3.16	Environmental Matters	23

Section 3.17	Insurance	23

Section 3.18	Bank Accounts	23

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(Continued)

Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	23

Section 4.1	Organization; Qualification and Power	23

Section 4.2	Authorization; Validity	23

ARTICLE V ACCESS; ADDITIONAL AGREEMENTS	25

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(Continued)

Page

ARTICLE VI CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	37

Section 6.1	No Injunction	37

Section 6.2	Representations and Warranties	37

Section 6.3	Performance	37

Section 6.4	Approvals and Filings	37

Section 6.5	No Legislation	37

Section 6.6	Seller Deliverables	37

Section 6.7	No Material Adverse Effect	37

ARTICLE VII CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS	38

Section 7.1	No Injunction	38

Section 7.2	Representations and Warranties	38

Section 7.3	Performance	38

Section 7.4	Approvals and Filings	38

Section 7.5	No Legislation	38

Section 7.6	Buyer Deliverables	38

Section 7.7	Buyer Guaranty	38

ARTICLE VIII CLOSING	38

Section 8.1	Time and Place of Closing	38

Section 8.2	Deliveries	39

ARTICLE IX TERMINATION AND ABANDONMENT	40

Section 9.1	Methods of Termination	40

Section 9.2	Procedure Upon Termination and Consequences	41

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(Continued)

Page

ARTICLE X INDEMNIFICATION	41

Section 10.1	Indemnification	41

Section 10.2	Procedure for Indemnification	42

Section 10.3	Survival	43

Section 10.4	Exclusive Remedies	44

Section 10.5	Limitation of Claims; Mitigation	44

Section 10.6	Tax Treatment of Indemnity Payments	46

Section 10.7	Waiver; Disclaimer	46

ARTICLE XI MISCELLANEOUS	47

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SCHEDULES

Schedule A	Project Companies
Schedule B	Sample Net Working Capital Calculation
Schedule 1.1(a)	Permitted Liens
Schedule 1.1(b)	Seller’s Knowledge
Schedule 3.3	No Conflicts
Schedule 3.5(c)	Undisclosed Liabilities
Schedule 3.6	Absence of Certain Changes
Schedule 3.7(c)	Actions
Schedule 3.9	Material Contracts
Schedule 3.10	Seller Consents and Approvals
Schedule 3.17	Insurance
Schedule 3.18	Bank Accounts
Schedule 4.4	Buyer Consents and Approvals
Schedule 4.9	Buyer Litigation
Schedule 5.5(b)	Conduct of Business
Schedule 5.7(a)	Excluded Assets
Schedule 5.8(b)	Sale Entity Credit Support

EXHIBITS

Exhibit A	Form of Buyer Guaranty
Exhibit B	Form of Swap Novation Agreement
Exhibit C	Form of Transition Services Agreement

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of August 20, 2021 (the “Effective Date”), is made by and between DOMINION SOLAR PROJECTS III, INC., a Virginia corporation (“Seller”), and Utah Solar Holdings II LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.          Seller owns, directly, one hundred percent (100%) of the total issued and outstanding Class B Interests.

B.           (i) Four Brothers owns, directly, all of the issued and outstanding membership interests of each of the applicable entities listed on Schedule A – Part I, (ii) Iron Springs owns, directly, all of the issued and outstanding membership interests of each of the applicable entities listed on Schedule A – Part II, and (iii) Granite Mountain owns, directly, all of the issued and outstanding membership interests of each of the applicable entities listed on Schedule A – Part III (all such entities listed on Schedule A, collectively, the “Project Companies”, and each a “Project Company”).

C.           Each of the Project Companies owns the applicable solar photovoltaic system described on Schedule A (all such Projects, collectively, the “Projects”, and each a “Project”).

D.          Concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, Four Brothers Holdco, Iron Springs Holdco and Granite Mountain Holdco and Buyer have entered into that certain letter agreement, dated as of the Effective Date (the “Holdcos Waiver Letter”), pursuant to which, among other things, Four Brothers Holdco, Iron Springs Holdco and Granite Mountain Holdco waived certain of terms and conditions contained in the Organizational Documents of the applicable JV Entity or the applicable Project Companies that would otherwise apply to a sale of the Class B Interests by Seller to Buyer;

E.           Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interests in the Class B Interests.

NOW THEREFORE, in consideration of the premises and the agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1            Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Action” means any claim, charge, action, suit, litigation or proceeding (including any arbitration proceeding) by or before any Governmental Authority, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.

“Adverse Consequences” means, subject to Sections 10.5(g) and 10.5(h), all claims, losses, damages, penalties, awards, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 2.2(a).

“Allocation Statement” has the meaning set forth in Section 2.2(a).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Purchase Price” means $335,000,000.

“Basket Amount” has the meaning set forth in Section 10.5(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Guaranty” means the guaranty by Clearway Energy Operating LLC, a Delaware limited liability company, of Buyer’s obligations hereunder, dated as of the Effective Date and attached as Exhibit A.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer Material Adverse Effect” means any change or effect resulting from events, actions, inactions or circumstances that, individually or in the aggregate, prevents, restricts or delays the ability of Buyer to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“Buyer Tax Returns” has the meaning set forth in Section 5.4(b)(ii).

“Cap” has the meaning set forth in Section 10.5(a).

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), as amended, and the Consolidated Appropriations Act, 2021.

“Class B Interests” means, collectively, (i) the “Class B Interests” in Four Brothers, as “Class B Interests” is defined in the Organizational Documents of Four Brothers, (ii) the “Class B Interests” in Iron Springs, as “Class B Interests” is defined in the Organizational Documents of Iron Springs, and (iii) the “Class B Interests” in Granite Mountain, as “Class B Interests” is defined in the Organizational Documents of Granite Mountain.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Contract” means a contract, note, bond, mortgage, deed of trust, indenture, lease, instrument or other arrangement that is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“DOJ” means the United States Department of Justice.

“Dominion Marks” has the meaning set forth in Section 5.7(a)(i).

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Environmental Laws” means any Law relating to the environment, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (including, but not limited to the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including, but not limited to, the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Materials) and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning set forth in Section 2.1(b).

“EWG” means an exempt wholesale generator that meets the criteria as defined in Title 18 of the Code of Federal Regulations. § 366.1, as amended.

“Excluded Assets” has the meaning set forth in Section 5.7(a).

“Excluded Records” means (i) all corporate, financial, Tax, human resources and legal data and records that relate to the business(es) generally of Seller or its Affiliates (whether or not relating to the Sale Entities) or that contain information related to Seller or its Affiliates (excluding the Sale Entities); (ii) any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other Contract with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (iii) any data and records relating to any sale of the Sale Entities, including bids received from and records of negotiations with third Persons; (iv) any data and records relating primarily to the Excluded Assets; and (v) any data or records that are subject to attorney-client privilege.

“Existing Back-Leverage Financing” means the transactions contemplated by that certain Financing Agreement, dated as of May 12, 2017, as amended, by and among Seller and the financial institutions and other parties thereto, and related agreements, including existing interest rate hedging arrangements associated with the foregoing.

“FERC” means the United States Federal Energy Regulatory Commission.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).

“Final Closing Statement” has the meaning set forth in Section 2.1(c)(iii).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Four Brothers” means Four Brothers Solar, LLC, a Delaware limited liability company.

“Four Brothers Holdco” means Four Brothers Holdings, LLC, a Delaware limited liability company and an Affiliate of Buyer.

“FPA” means the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Qualification and Power), Section 3.2 (Authorization; Validity), Section 3.3(a) (No Conflict), Section 3.4 (Capitalization), Section 3.11 (Brokers), Section 4.1 (Organization; Qualification and Power), Section 4.2 (Authorization; Validity), Section 4.3(a) (No Conflict) and Section 4.5 (Brokers).

“Governmental Authority” means any (a) national, state, county, regional, municipal or other local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, FERC or any comparable authority), or (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction.

“Granite Mountain” means Granite Mountain Holdings, LLC, a Delaware limited liability company.

“Granite Mountain Holdco” means Granite Mountain Renewables, LLC, a Delaware limited liability company and an Affiliate of Buyer.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“Holdcos Waiver Letter” has the meaning set forth in the recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean: (i) any obligation or liability for borrowed money of such Person, including loans, lines of credit or similar facilities to the extent drawn, term loans, mortgage loans, bonds, debentures and notes, together with all accrued but unpaid interest relating to any of the foregoing and (ii) any obligations or liability in respect of any swap, currency, interest rate derivative or hedging transactions, with the amount of Indebtedness thereunder to be deemed to be equal to any obligation or liability to pay any breakage cost, determined as of an applicable date, that would be payable by such Person in order to terminate any such transaction.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Independent Auditor” means PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than a present or former accounting firm of any of the Parties or any of such Parties’ Affiliates, mutually agreed to by Buyer and Seller.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Iron Springs” means Iron Springs Holdings, LLC, a Delaware limited liability company.

“Iron Springs Holdco” means Iron Springs Renewables, LLC, a Delaware limited liability company and an Affiliate of Buyer.

“JV Entity” or “JV Entities” means each of Granite Mountain, Iron Springs and Four Brothers.

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Authority and any decree, injunction, stay, judgment, order, ruling, decision, assessment or writ.

“Lease” has the meaning set forth in Section 3.9.

“Liens” means liens, charges, security interests, restrictions, options, pledges, claims or encumbrances of any nature, other than those set forth in the Organizational Documents of the Sale Entities.

“material” or “materially” means, when used with respect to Seller, material to the Sale Entities, taken as a whole, and when used with respect to Buyer, material to Buyer.

“Material Adverse Effect” means any change or effect resulting from events, actions, inactions or circumstances that is materially adverse to the business, assets, financial condition or results of operations of the Sale Entities, taken as a whole, excluding, in any case, (i) any change or effect resulting from conditions or developments in the economy, industry, financial markets, interest rates, securities markets, commodity markets, fuel markets or power markets generally applicable to the industries or the markets in which any of the Sale Entities or the Projects participate, including any change or effect in drivers of revenue for the Projects, (ii) any change or effect resulting from conditions or developments in any transmission system or any independent system operator or regional transmission organization, (iii) any change or effect resulting from changes in accounting rules or principles (or any interpretations thereof), including changes in U.S. GAAP, (iv) any change or effect resulting from changes in any Laws that apply generally to any of the Sale Entities or the Projects, or any changes in the enforcement thereof, (v) any change or effect resulting from legal, regulatory or political conditions generally or in any specific region, including any change or effect resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority to address concerns associated with war or terrorism, (vi) any change or effect resulting from a strike, lockout, work stoppage or other labor action, (vii) any change or effect resulting from weather, natural disaster, meteorological or geological events, (viii) any matter disclosed on any Schedule, (ix) any change or effect resulting from the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement), or the pendency of or consummation of the Contemplated Transactions, or the identity of Buyer, (x) any change or effect resulting from any actions to be taken at the written request of Buyer or with the written approval of Buyer, and (xi) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; provided, that any change, effect, event or circumstance referred to in the immediately preceding clauses (i) – (vii) and (xi) will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent (and only to the extent) such change, effect, event or circumstance adversely affects the Sale Entities, taken as a whole, in a disproportionately adverse manner relative to similar companies in the same industry and applicable geographies.

“Material Contract” has the meaning set forth in Section 3.9.

“MBR Authority” means a final non-appealable order from FERC pursuant to Section 205 of the FPA authorizing the sale at wholesale of electric energy, capacity and ancillary services at market-based rates, accepting a tariff providing for such sales, and granting such waivers and blanket authorizations as are customarily granted by FERC to a similarly situated company that sells wholesale electric energy, capacity and ancillary services at market-based rates, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA; provided that such order from FERC shall be deemed to be final and non-appealable upon issuance in the event that no third party intervenes in the proceeding and opposes or proposes limitations on the authorizations requested by the applicant.

“MW” means megawatt, which is 1,000,000 watts.

“Net Working Capital” means (without duplication) 50% of the sum of the net working capital of the Sale Entities, as determined in accordance with the methodology used in the preparation of Sample Net Working Capital Calculation set forth on Schedule B, and otherwise in accordance with GAAP as of 11:59 P.M. (Eastern time) on the Closing Date.

“Notice of Disagreement” has the meaning set forth in Section 2.1(c)(iv).

“O&M Agreement” has the meaning set forth in Section 3.9.

“Order” means any writ, judgment, injunction, ruling, decision or order of any Governmental Authority, whether preliminary or final.

“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement, the operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Pandemic Response Laws” means the CARES Act, the FFCRA, the Payroll Tax Executive Order, the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260 (116th Cong. (Dec. 27, 2020)), any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn

“Parties” means Buyer and Seller and “Party” means Buyer or Seller as applicable.

“Payoff Agreement” means the payoff and release agreement to be entered into by the Collateral Agent and Administrative Agent, the financial institutions party to the Existing Back-Leverage Financing, Seller and Buyer in connection with the payoff, termination and release of the Existing Back-Leverage Financing and the credit facilities thereunder, in form and substance reasonably satisfactory to Seller and Buyer, and which shall specify, as of the Closing Date, (i) the amount required to be paid to terminate the Existing Back-Leverage Financing (exclusive of the Swap Breakage Fees) and (ii) the Swap Breakage Fees.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications or registrations granted or issued by any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of the Sale Entities or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.1(a) and as to which adequate reserves in accordance with GAAP have been taken on the books of the Sale Entities; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.1(a) and as to which adequate reserves in accordance with GAAP have been taken on the books of the Sale Entities; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) any other Liens set forth on Schedule 1.1(a); (e) as of the Effective Date, any Liens securing the Existing Back-Leverage Financing; (f) as of the Closing Date, any Liens securing the interest rate swaps that are the subject of the Swap Novation Agreements; and (g) Liens that would not, individually or in the aggregate, interfere in any material adverse respect with the ability of any Sale Entity to use the property encumbered thereby for its intended purpose in connection with the Project related to such Sale Entity.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Authority or any other separate legal entity recognized pursuant to Law.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any of the following involving the payment of compensation: any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, Contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Post-Closing Tax Period” means any taxable period commencing subsequent to the Closing Date and, for any Straddle Period, the portion of such Straddle Period that begins immediately after the Closing Date.

“PPA” has the meaning set forth in Section 3.9.

“Pre-Closing Tax Period” means each of (a) any taxable period ending prior to the Closing Date, (b) any taxable period ending on the Closing Date, and (c) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means each of (a) any liability of any Sale Entity for Taxes attributable to any Pre-Closing Tax Period (other than a Straddle Period), (b) any liability (determined in accordance with Section 5.4(b)(iv)) of any Sale Entity for Taxes attributable to the pre-Closing portion of any Straddle Period, in each case, including (without limitation, but for the avoidance of doubt) any Tax of any Sale Entity attributable to a Pre-Closing Tax Period, but with respect to which liability for (or required payment of) such Tax has been deferred to a period (or portion thereof) subsequent to the Closing pursuant to any Pandemic Response Law (including, without limitation, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act)), and (c) any liability or Tax incurred or assessed that is attributable to any transfer or other disposition of any of the Excluded Assets (or otherwise attributable to any of the Excluded Assets). Notwithstanding the foregoing, or any provision hereof to the contrary, with respect to the calculation of Pre-Closing Taxes for a particular taxable period, the amount of Pre-Closing Taxes for such taxable period with respect to (but solely with respect to) a Sale Entity in such taxable period shall be equal to (i) the aggregate amount of Pre-Closing Taxes with respect to such Sale Entity that are attributable to such taxable period, multiplied by (ii) Seller’s maximum (direct or indirect) economic interest in such Sale Entity in such taxable period.

“Project” or “Projects” has the meaning set forth in the recitals.

“Project Company” or “Project Companies” has the meaning set forth in the recitals.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“QF” means a “qualifying small power production facility” as such term is defined in Section 3(17)(C) of the FPA and the implementing regulations of FERC at 18 C.F.R. § 292.203(a).

“Reasonable Efforts” means commercially reasonable efforts.

“Records” means the agreements, documents, data, books and records, files and other information, in each such case, relating to the business and operations of the Sale Entities (other than the Excluded Records), to the extent relating primarily to the Sale Entities.

“REC PSA” has the meaning set forth in Section 3.9.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, consultants, auditors, advisors, bankers and other representatives of such Person.

“Sale Entity” or “Sale Entities” means, individually or collectively, as the context requires, each JV Entity, each Project Company, and each Subsidiary of any of the foregoing.

“Sale Entity Credit Support” has the meaning set forth in Section 5.8(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(b).

“Seller Tax Returns” has the meaning set forth in Section 5.4(b)(i).

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Schedule 1.1(b).

“Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends subsequent to the Closing Date.

“Subsidiary” means, with respect to a particular Person, any other Person in which such Person owns or holds a direct or indirect interest (economic or otherwise).

“Swap Breakage Fees” means the breakage fees in the amount set forth in the Payoff Agreement to be paid by Buyer in connection with the termination of the interest rate hedging arrangements associated with the Existing Back-Leverage Financing in accordance with Section 5.12; provided, that if Seller elects to terminate such interest rate hedging arrangements prior to the Closing Date, such amount shall equal $0.

“Swap Novation Agreements” means, with respect to each of the interest rate hedging arrangements associated with the Existing Back-Leverage Financing, a novation agreement substantially in the form of Exhibit B.

“Target Net Working Capital” means an amount equal to $8,024,731; provided, that if the Closing occurs after December 1, 2021, the Target Net Working Capital shall be reduced by $80,105.05 for each day that has elapsed between December 1, 2021 and the Closing Date.

“Tax Return” means any return, declaration, report, statement, claim for refund, or other document, together with all amendments and supplements thereto (including all related and supporting information) required to be filed with a Governmental Authority in respect of Taxes.

“Tax” or “Taxes” means (a) any or all federal, state, county, local, provincial, foreign, and other taxes (including, without limitation, but for the avoidance of doubt, income, gross income, net income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, production, environmental, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, lease, registration, withholding, employment, social contribution, social security (or similar), unemployment compensation, imputed underpayment under Section 6225 of the Code (or any other similar provision of state, local or non-U.S. law), and other payroll-related taxes, real property taxes, personal property taxes, import duties, custom duties, and other governmental charges and assessments of any kind or nature), whether disputed or not and including deficiencies, interest, additions to tax or interest and penalties with respect thereto, (b) any liability for the payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person (other than any such agreement entered into in the ordinary course of business the primary purpose of which is not Taxes).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transaction Documents” means this Agreement, the Payoff Agreement, the Swap Novation Agreements, the Transition Services Agreement, the Holdcos Waiver Letter and each other agreement, document and instrument required to be executed in accordance with this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Transaction Tax Deductions” has the meaning set forth in Section 5.4(b)(iv).

“Transfer Tax” means any and all transfer (including, without limitation, but for the avoidance of doubt, bulk transfer, real property, and tangible personal property), sales, use, goods and services, value added, documentary, stamp, stamp duty, mortgage, registration, license, lease, leasehold interest, deed recording fee, recording, filing, gross receipts, excise, stock, and conveyance Taxes and other similar Taxes, duties, fees, or charges (including, for the avoidance of doubt, any deficiency, interest, additions to tax, or interest and penalties with respect thereto) assessed, incurred, imposed by any Governmental Authority as a result of, or payable or collectible in connection with, (x) the purchase by Buyer of the Class B Interest or (y) the Contemplated Transaction; provided, however, that the term “Transfer Tax” shall not include any income Tax.

“Transition Services Agreement” means an agreement substantially in the form attached hereto as Exhibit C, providing for Seller to provide Buyer with transition services for the Projects, for a period of ninety (90) days after the Closing.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital.

Section 1.2            Terms Generally. Unless otherwise required by the context in which any term appears:

(a)            Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(b)           The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.

(c)            References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(d)           The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, without limitation.”

(e)            The word “or” will have the inclusive meaning represented by the phrase “and/or;” and “shall” and “will” mean “must,” and shall have equal force and effect and express an obligation.

(f)             “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing in a visible form.

(g)            The term “day” shall mean a calendar day, commencing at 12:00 a.m. (local time in Richmond, Virginia). The term “month” shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day. Time is of the essence in this Agreement.

(h)            All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(i)             All references herein to any Law or to any Contract shall be to such Law or Contract as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(j)             The titles of the articles, sections, schedules and exhibits herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

(k)            This Agreement was negotiated and prepared by both of the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against any Party on the ground that such Party is the author of this Agreement or any part hereof.

(l)             The Schedules and Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Schedule or Exhibit and the terms of Articles I through XI of this Agreement, the terms of Articles I through XI of this Agreement shall take precedence.

(m)           All monetary amounts contained in this Agreement refer to currency of the United States.

ARTICLE II
PURCHASE AND SALE OF CLASS B INTERESTS

Section 2.1            Purchase and Sale of the Class B Interests. Subject to the terms and conditions set forth in this Agreement:

(a)            Transfer of the Class B Interests. At the Closing and for the consideration specified in Section 2.1(b), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller all of the Class B Interests.

(b)            Purchase Price. The total cash consideration to be paid by Buyer for the Class B Interests (the “Purchase Price”) shall be equal to the Base Purchase Price, as adjusted pursuant to Section 2.1(c). At the Closing, Buyer shall pay, or cause to be paid to Seller, an amount (the “Estimated Purchase Price”) as reasonably estimated and determined by Seller pursuant to Section 2.1(c)(ii) below. The Estimated Purchase Price shall be paid by wire transfer of immediately available funds to one or more accounts designated by Seller.

(c)            Closing Adjustment.

(i)            In order to calculate the Purchase Price, the Base Purchase Price shall be (A) decreased, dollar for dollar, by the Working Capital Underage, if any, or increased, dollar for dollar, by the Working Capital Overage, if any, and (B) decreased, dollar for dollar, by the amount of the Swap Breakage Fees.

(ii)            At least five (5) Business Days prior to the scheduled Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good faith estimate of the adjustment amounts in Section 2.1(c)(i) above and the Estimated Purchase Price as of the Closing, together with reasonable supporting documentation as may be reasonably requested by Buyer.

(iii)           As promptly as practical following the Closing, but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a written statement (the “Final Closing Statement”) setting forth the actual adjustment amounts in Section 2.1(c)(i) above and the Purchase Price as of the Closing, together with reasonable supporting documentation as may be reasonably requested by Seller.

(iv)          The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute. Seller shall be deemed to have agreed with all items and adjustment amounts not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.1(c)(v).

(v)           During the 30-day period following delivery of a Notice of Disagreement by Seller to Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the adjustment amounts as specified therein. Any disputed items resolved in writing between Seller and Buyer within such 30-day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Seller and Buyer have not resolved all such differences by the end of such 30-day period, Seller and Buyer shall submit, in writing, to an Independent Auditor, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the adjustment amounts, and the Independent Auditor shall make a written determination as to each such disputed item and the adjustment amounts, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Auditor shall consider only those items and amounts in Seller’s and Buyer’s respective calculations of the adjustment amounts that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Seller and Buyer shall use their Reasonable Efforts to cause the Independent Auditor to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.

(vi)          The costs of any dispute resolution pursuant to Section 2.1(c)(v), including the fees and expenses of the Independent Auditor and of any enforcement of the determination thereof, shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(vii)         If the Purchase Price as finally determined pursuant to this Section 2.1 is greater than the Estimated Purchase Price, Buyer shall promptly pay to Seller the amount of the difference. If the Purchase Price as finally determined pursuant to this Section 2.1 is less than the Estimated Purchase Price, Seller shall promptly pay to Buyer the amount of the difference. Any payments pursuant to this Section 2.1(c)(vii) shall be made within two (2) Business Days after the determination of the Purchase Price pursuant to Section 2.1(c)(iii) – (vi) above and shall be made by wire transfer of immediately available funds to one or more accounts of Buyer or Seller, as the case may be, as designated by the Party receiving payment.

Section 2.2            Allocation.

(a)            Within sixty (60) days after determination of the Purchase Price in accordance with Section 2.1(c), Buyer shall prepare and deliver to Seller a statement (the “Allocation Statement”) reflecting the allocation of the final Purchase Price, as adjusted to reflect assumed liabilities and other amounts deemed paid by Buyer for federal income tax purposes, among the Class B Interests of each JV Entity and, with respect to that portion of the adjusted Purchase Price allocated to each JV Entity, among the separate classes of assets of such JV Entity (including the assets of the Project Companies owned by such JV Entity) in a manner that is consistent with the allocation methodology provided by Section 755 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Within thirty (30) days following the receipt by Seller of the Allocation Statement, Seller shall review the Allocation and submit to Buyer in writing any proposed changes to the Allocation Statement. Unless Seller objects to the Allocation Statement with written notice to Buyer specifying the reasons therefor in reasonable detail by the expiration of such thirty (30) day period, the Allocation Statement prepared and delivered to Seller pursuant to this Section 2.2(a) shall be deemed agreed upon by the Parties and shall be deemed conclusive for purposes of the Allocation.

(b)            If Seller timely submits proposed changes to the Allocation Statement in accordance with Section 2.2(a), then the Parties shall work in good faith to resolve any dispute as to the Allocation Statement which Seller timely notified Buyer pursuant to Section 2.2(a) within thirty (30) days after receiving an objection notice from Seller. If Buyer and Seller are unable to agree upon an allocation within such thirty (30) day period, then none of Buyer or Seller will be bound by the Allocation Statement prepared by Buyer, and each of Buyer and Seller (and each of their respective Affiliates) may independently determine its own allocation of the Purchase Price and file its Tax Returns using alternative allocations of its choosing. If Buyer and Seller ultimately agree on the Allocation Statement, Buyer and Seller shall file (and shall cause each of their respective Affiliates to file) all income Tax Returns consistent with the Allocation Statement.

Section 2.3            Withholding. Notwithstanding anything to the contrary stated elsewhere in this Agreement, Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to, or contemplated by, this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that such amounts are so withheld and paid over to the applicable Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. If Buyer determines that an amount is required to be deducted and withheld with respect to any amount payable by or on behalf of such Buyer pursuant to this Agreement, Buyer shall provide Seller with advance written notice of the intent to deduct and withhold at least three (3) days prior to the date of any such payment, which notice shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of state, local or foreign Tax Law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding.

Section 2.4            Effective Date Actions. On the Effective Date, Buyer has delivered to Seller a duly executed copy of the Buyer Guaranty.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in this Agreement or in any Schedule delivered by Seller to Buyer, Seller hereby represents and warrants to Buyer as follows:

Section 3.1            Organization; Qualification and Power.

(a)            Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b)            Each of the Sale Entities is duly organized, validly existing and in good standing under the Laws of such Sale Entities’ jurisdiction of organization.

(c)            Seller and each of the Sale Entities has all requisite corporate or limited liability company power, as the case may be, and authority to own, lease and operate its assets and to conduct its business as now conducted.

(d)            Each of the Sale Entities is duly licensed or qualified to transact business as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except in those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

(e)            Seller has made available to Buyer true and correct copies of Seller’s and each of the Sale Entities’ Organizational Documents as in effect as of the Effective Date.

Section 3.2            Authorization; Validity.

(a)            The execution and delivery by Seller of this Agreement and each of the Transaction Documents to which it will be a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b)            This Agreement has been, and upon their execution each of the Transaction Documents to which Seller will be a party will have been, duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Buyer, this Agreement is, and upon their execution each of the Transaction Documents to which Seller will be a party will be, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3            No Conflict. Except as set forth on Schedule 3.3, the execution and delivery by Seller of this Agreement and each of the Transaction Documents to which Seller will be a party do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Contemplated Transactions will not:

(a)            conflict with or violate any terms, conditions or provisions of the Organizational Documents of Seller or any of the Sale Entities; or

(b)            (i) conflict with or violate any term or provision of any Law applicable to Seller or any of the Sale Entities, except for such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than (A) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (B) such approvals required as a result of the business activities of Buyer and its Affiliates, or (iii) result in the creation of any Lien upon any of the assets or properties of any Sale Entity, except for such Liens which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.4            Capitalization.

(a)            Seller owns one hundred percent (100%) of the Class B Interests in each of the JV Entities, as set forth in the respective Organizational Documents of such JV Entities. The only members of (i) Four Brothers are Seller and, to Seller’s Knowledge, Four Brothers Holdco, (ii) Iron Springs are Seller and, to Seller’s Knowledge, Iron Springs Holdco, and (iii) Granite Mountain are Seller and, to Seller’s Knowledge, Granite Mountain Holdco. Four Brothers owns all of the respective limited liability company interests of the Project Companies listed on PART I of Schedule A. Iron Springs owns all of the respective limited liability company interests of the Project Companies listed on PART II of Schedule A. Granite Mountain owns all of the respective limited liability company interests of the Project Companies listed on PART III of Schedule A.

(b)            All of the outstanding Class B Interests that are owned by Seller in the JV Entities, as applicable, have been validly created and such Class B Interests are owned by Seller free and clear of all Liens except for Liens associated with the Existing Back-Leverage Financing (until such Indebtedness is repaid and such Liens are released as required hereby). All of the outstanding limited liability company membership interests that are owned by the JV Entities in the Project Companies, as applicable, have been validly created and such interests are owned by the applicable JV Entities free and clear of all Liens.

(c)            No representations or warranties are made by Seller under this Agreement with respect to Four Brothers Holdco, Iron Springs Holdco, Granite Mountain Holdco or any of their respective direct or indirect ownership interests in the JV Entities or any Project Company.

(d)            Except for the rights granted to Four Brothers Holdco, Iron Springs Holdco, Granite Springs Holdco and their respective Affiliates, as applicable, or as otherwise set forth, in the Organizational Documents of the Sale Entities, (i) there are no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Sale Entities any equity interests of or in the Sale Entities, (ii) there are no commitments on the part of the Sale Entities to issue shares, subscriptions, warrants, options, convertible securities, limited liability company interests, membership interests, general partnership interests, limited partnership interests or other similar rights, (iii) the Sale Entities have no obligation (contingent or other) to purchase, redeem or otherwise acquire any of their respective equity securities, and (iv) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity interests of the Sale Entities.

(e)            The Sale Entities do not own any equity interests in any other Person (other than in another Sale Entity), and no Sale Entity has any obligation to make any investment (in the form of a capital contribution or otherwise) in any Person (other than in another Sale Entity).

Section 3.5            Financial Statements; No Undisclosed Liabilities; Assets.

(a)            Seller has made available to Buyer each of the following: (i) either combined or individual financial statements of the JV Entities, as of December 31, 2020, including, in each such case, statements of equity, balance sheets as of the close of such year, and statements of income and cash flows, all prepared in accordance with U.S. GAAP and audited by an independent certified public accountant, and (ii) either combined or individual unaudited balance sheets and statements of income of the JV Entities, as of June 30, 2021 (the “Balance Sheet Date”) and for each subsequent fiscal quarter ended at least sixty (60) days before the Closing Date (collectively, the “Financial Statements”).

(b)            The Financial Statements have been prepared in accordance with U.S. GAAP consistently applied and fairly present, in all material respects, the financial condition of the JV Entities, individually or on a combined basis, as applicable, as of the respective dates thereof and the cash flows and results of their respective operations for the period covered thereby (subject to normal year-end adjustments and the absence of disclosures normally made in footnotes, as applicable).

(c)            Except as set forth on Schedule 3.5(c), none of the JV Entities have any liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with U.S. GAAP consistent with past practice, other than those liabilities or obligations which (i) are reflected or reserved against in the Financial Statements, (ii) have been incurred in accordance with the terms of this Agreement or any Material Contract, (iii) have been incurred in the ordinary course of business since the Balance Sheet Date, or (iv) would not individually or in the aggregate reasonably be expected to be material to the Sale Entities, taken as a whole.

(d)            Each Project Company (directly or indirectly) owns or leases its respective material assets free and clear of any material Liens (other than Permitted Liens).

Section 3.6            Absence of Certain Changes. Except as reflected in the Financial Statements or as set forth on Schedule 3.6, from the Balance Sheet Date to the Effective Date, each Sale Entity has operated, in all material respects, in the ordinary course of business, consistent with past practices and in accordance with the Organizational Documents.

Section 3.7            Compliance with Law; Permits; Litigation. Except for Tax Matters, which are exclusively addressed by Section 3.8:

(a)            Each Sale Entity is in compliance with all Laws applicable to such Sale Entity, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Sale Entities taken as a whole.

(b)            The Sale Entities have, and are in compliance with, all Permits required by applicable Law to own, operate and maintain their respective Projects as they are now being owned, operated and maintained except as would not, individually or in the aggregate, reasonably be expected to be material to the Sale Entities taken as a whole.

(c)           Except as set forth on Schedule 3.7(c), there are no (i) Actions pending or, to Seller’s Knowledge, threatened against any of the Sale Entities, (ii) outstanding Orders in which Seller or its Affiliates is expressly identified that adversely affect or bind any of the Sale Entities, their properties or any Project in any material respect, or (iii) investigations which, to Seller’s Knowledge, are pending or threatened, against any of the Sale Entities, their properties, or any of the Projects, at law or in equity, or before or by any Governmental Authority, in each case which would reasonably be expected to have a Material Adverse Effect.

Section 3.8            Tax Matters.

(a)            Each Sale Entity has (i) timely filed all income Tax Returns and all other material Tax Returns that it was required to file and such Tax Returns are true, correct, and complete in all material respects, (ii) paid all material Taxes required to be paid by it (whether or not shown to be due on any Tax Return), (iii) timely withheld and remitted to the proper Governmental Authority all material Taxes required to be withheld by it, and (iv) timely complied, in all material respects, with all applicable information reporting requirements under all applicable Laws.

(b)            No Sale Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return, Tax assessment or Tax deficiency, which waiver or extension is currently in effect. There are no outstanding requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Sale Entity.

(c)            No Tax ruling has been requested of or received from any Governmental Authority with respect to any material Tax matter relating to any Sale Entity.

(d)            No Tax Return of a Sale Entity is under examination or audit by any Governmental Authority (and no other audit, examination, proceeding, or other similar dispute in respect of Taxes of a Sale Entity is pending or otherwise being conducted), and no notice of such an audit or examination has been received or threatened in writing with respect to a Sale Entity. Any deficiency (whether pertaining to a Sale Entity or any asset owned or held directly or indirectly by a Sale Entity) resulting from any completed audit or examination relating to Taxes by any Governmental Authority has been timely paid in full.

(e)            No written claim has been made by a Governmental Authority in a jurisdiction where an applicable Sale Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No power of attorney has been executed by or on behalf of a Sale Entity with respect to Taxes, which is currently in effect.

(f)             No Sale Entity is a party to or bound by any Tax allocation, receivable, indemnity, or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is not Taxes). No Sale Entity has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, provincial or non-U.S. Law), as a transferee or successor, and whether by operation of law, Contract, or otherwise (other than any Contract entered into the ordinary course of business the primary purpose of which is not Taxes).

(g)            Neither Seller nor any Sale Entity has entered into or participated in any transaction that is described as (x) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state or local law) or (y) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state or local law).

(h)            Other than Liens for Taxes that are not yet due and payable, there are no Liens for Taxes upon any asset owned by any Sale Entity.

(i)             No asset of any Sale Entity is treated, or has ever been treated, wholly or partly, as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(j)             Each of Granite Mountain, Iron Springs, and Four Brothers is and, at all times on and after September 11, 2015, September 11, 2015, and June 12, 2015, respectively, has been treated as a partnership for federal income tax purposes. Each Project Company is and, at all times on and after its respective date of formation, has been treated, for federal income tax purposes, as an entity disregarded as separate from its corresponding JV Entity (as set forth on Schedule A attached hereto). Other than the Project Companies set forth on Schedule A, no JV Entity (i) owns, or ever has owned, any Subsidiary or (ii) owned an interest (economic or otherwise) in any Person, in each case, after September 11, 2015 (in the case of Granite Mountain and Iron Springs) and after June 12, 2015 (in the case of Four Brothers).

(k)            Each reference to Seller or any Subsidiary of Seller in this Section 3.8 shall be deemed to include, and shall include, (x) each Person that merged with and into, or liquidated into, Seller or a Subsidiary of Seller and (y) each Person for which Seller or a Subsidiary of Seller has any successor or transferee liability (whether by contract, law, or otherwise).

This Section 3.8 contains the sole and exclusive representations and warranties of Seller in this Article III with respect to Taxes, except as otherwise provided in Section 3.12. Except for the representations and warranties in Section 3.8(j), the representations and warranties in this Section 3.8 refer only to the past activities of the Sale Entities and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for or with respect to, and Seller will have no liability or obligation under this Agreement for any payment or indemnification with respect to, (i) the existence, amount or utilization of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of any of the Sale Entities in any taxable period (or portion thereof) following the Closing Date, or (ii) any Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken by Buyer for any Sale Entity after, the Closing.

Section 3.9            Material Contracts. Schedule 3.9 contains a true and correct list of (i) the power purchase agreements to which any of the Sale Entities is a party (each, a “PPA”), (ii) the operation and maintenance agreements to which any of the Sale Entities is a party (each, an “O&M Agreement”), (iii) the renewable energy credit purchase and sale agreements to which any of the Sale Entities is a party (each, a “REC PSA”) and (iv) the leases of real property to which any of the Sale Entities is a party (each, a “Lease” and together with the PPAs, the O&M Agreements and the REC PSAs, collectively, the “Material Contracts” and each, a “Material Contract”). Seller has made available to Buyer true, correct and complete copies of each Material Contract as amended, modified or supplemented through the date hereof. Except as otherwise set forth on Schedule 3.9: (i) each Material Contract is valid, binding and in full force and effect, and is enforceable by each of the Sale Entities to the extent such Sale Entity is a party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Sale Entities or, to Seller’s Knowledge, any other party is in material breach of or default under any Material Contract, and (iii) to Seller’s Knowledge, no circumstance or event has occurred which, with notice or passage of time, or both, would constitute a material breach of or default under, or would allow termination, modification, or acceleration under any such Material Contract.

Section 3.10          Consents and Approvals. Except as set forth on Schedule 3.10 or 4.4, the execution and delivery by Seller of this Agreement and each of the Transaction Documents to which Seller will be a party, the performance by Seller of its obligations hereunder and thereunder, or the consummation by Seller of the Contemplated Transactions will not violate or result in a breach of or default under (with or without the giving of notice, the lapse of time, or both) or give rise to any right of termination, cancellation or acceleration under any Material Contract to which Seller or any Sale Entity is a party except for (a) any such violations, breaches or defaults or rights of termination, cancellation or acceleration which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) approvals required as a result of the business activities of Buyer and its Affiliates.

Section 3.11          Brokers. Neither Seller nor any of its Affiliates has any Contract with any investment banking firm, broker or finder with respect to the Contemplated Transactions which would result in obligations payable by Buyer or any of its Affiliates (including the Sale Entities, from and after Closing).

Section 3.12          Employees; Employee Benefit Plans.

(a)            Seller has never had any employees, and none of the other Sale Entities has had any employees since Seller acquired the Class B Interests. To Seller’s Knowledge, none of the Sale Entities have ever had any employees.

(b)            None of the Sale Entities sponsors, maintains, contributes to or has any obligation to contribute to any Plan, and none of the Sale Entities has sponsored, maintained, contributed to or had any obligation to contribute to any Plan since Seller acquired the Class B Interests. There does not now exist, nor, to the Seller’s Knowledge, do any circumstances exist that would reasonably be expected to result in, any material liability (current or contingent) under or with respect to any Plan that would reasonably be expected to result in material liability of any Sale Entity following the Closing Date. In addition, to Seller’s Knowledge, no circumstances exist that would reasonably be expected to result in, any material liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code that would be a material liability of any Sale Entity following the Closing Date.

Section 3.13          Indebtedness. No Sale Entity has any outstanding Indebtedness other than (a) as of the date hereof (and, for the avoidance of doubt, not on the Closing Date), the Existing Back-Leverage Financing, (b) any money pool, intercompany or Affiliate borrowings that will be fully discharged on or prior to the Closing and (c) as of the Closing Date, the interest rate hedging arrangements that are the subject of the Swap Novation Agreements.

Section 3.14          Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to Seller’s Knowledge, threatened against, Seller or any Sale Entity.

Section 3.15          Regulatory Status.

(a)            Prior to the generation, transmission, distribution or production, and the sale or delivery of any electric energy (including test energy), capacity or ancillary services from each Project, each Project Company made all necessary filings with the FERC for the Project owned by such Project Company and such Project Company, as applicable: (i) to be a QF, (ii) to be an EWG, and (iii) to obtain MBR Authority.

(b)            Each Project Company that owns an operating Project is exempt from regulation under PUHCA, pursuant to either 18 C.F.R. § 292.602 or 18 C.F.R. § 366.3(a), as applicable, except, with respect to the latter category, to the extent such Project Company is subject to regulation under PUHCA with respect to maintaining its EWG status.

(c)            Each JV Entity either is not a “holding company” under PUHCA or is a holding company that is entitled to the exemptions and waivers set forth at 18 C.F.R. § 366.3(a).

(d)            Each Project is a QF, and each Project Company is an EWG and has MBR Authority in effect.

(e)            Each Project Company has, to Seller’s Knowledge, made all necessary filings with FERC, including updates and notices of changes in status, with regards to maintaining its MBR Authority and its status as an EWG and the status of the Project owned by such Project Company as a QF, except for filings the failure of which to make would not reasonably be expected to be material to the Sale Entities taken as a whole.

Section 3.16          Environmental Matters. The Sale Entities are in compliance with applicable Environmental Laws, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, since December 31, 2018, none of the Project Companies has received any written notice alleging any material violation of any applicable Environmental Law by a Sale Entity or Seller (with respect to the applicable Project).

Section 3.17          Insurance. The material insurance policies maintained by the Sale Entities or by Seller or its Affiliates on behalf of the Sale Entities (the “Insurance Policies”) are set forth on Schedule 3.17 and are in full force and effect, and none of the Sale Entities or Seller has received any written notice of any pending or threatened termination of the Insurance Policies. Except as set forth on Schedule 3.17, there are no outstanding material unpaid claims under any of the Insurance Policies. To Seller’s Knowledge, the Sale Entities have submitted, on a timely basis, all claims, and notices of circumstances that would reasonably be expected to give rise to a material claim, that relate to the Insurance Policies in accordance with the claims reporting requirements specified in the Insurance Policies.

Section 3.18          Bank Accounts. Schedule 3.18 sets forth the names and locations of banks, trust companies and other financial institutions at which each Sale Entity maintains bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by such Sale Entities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in this Agreement or in any Schedule provided by Buyer, Buyer hereby represents and warrants to Seller as follows:

Section 4.1            Organization; Qualification and Power. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware, and has full limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except in those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on Buyer. Buyer has all requisite limited liability company power and authority to own, lease and operate its assets and to conduct its business as now conducted.

Section 4.2            Authorization; Validity.

(a)            The execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which it will be a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite limited liability company action.

(b)            This Agreement has been, and upon their execution each of the Transaction Documents to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by Seller, this Agreement is, and upon their execution each of the Transaction Documents to which Buyer will be a party will be, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3            No Conflict. The execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which Buyer will be a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions will not:

(a)            conflict with or violate any terms, conditions or provisions of the Organizational Documents of Buyer; or

(b)            (i) conflict with or violate any term or provision of any Law applicable to Buyer, except for such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than (A) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect and (B) such approvals required as a result of the business activities of Seller and its Affiliates, or (iii) result in the creation of any Lien upon any of the assets or properties of Buyer, except for such Liens which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.4            Consents and Approvals. Except as set forth on Schedule 3.10 or 4.4, the execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which Buyer will be a party, the performance by Buyer of its obligations hereunder and thereunder, or the consummation by Buyer of the Contemplated Transactions will not violate or result in a breach of or default under (with or without the giving of notice, the lapse of time, or both) or give rise to any right of termination, cancellation or acceleration under any Contract to which Buyer is a party except for any such violations, breaches or defaults or rights of termination, cancellation or acceleration which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5            Brokers. Neither Buyer nor any of its Affiliates has any Contract with any investment banking firm, broker or finder with respect to the Contemplated Transactions which would result in obligations payable by Seller or any of its Affiliates.

Section 4.6            Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of, or access to, immediately available funds to enable it to satisfy all of its payment obligations required hereby, including payment of the Estimated Purchase Price and to consummate the Transactions.

Section 4.7            Independent Investigation; No Other Representations. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of the Sale Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Sale Entities for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules). Buyer acknowledges and agrees that except for the representations and warranties expressly set forth in Article III, none of Seller or any of its respective Affiliates or Representatives has made or is making any express or implied representation or warranty of any nature to Buyer, its Affiliates or any of their Representatives, at law or in equity, with respect to Seller, the Sale Entities or any of their respective Affiliates, any Project or any other matter related to the Contemplated Transactions.

Section 4.8          Investment. Buyer is acquiring the Shares for its own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risk of such investment.

Section 4.9          Litigation. Except as set forth on Schedule 4.9, there are no (i) Actions pending or, to the knowledge of Buyer, threatened, or (ii) investigations which, to the knowledge of Buyer, are pending or threatened, against Buyer, at law or in equity, or before or by any Governmental Authority which would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.10        Expertise. Buyer has, or prior to the Closing will have through a third party operator, the requisite technical and operational experience, competence and capability to operate the Sale Entities as they are currently being operated and in accordance with good and prudent utility practice and to obtain any required approvals necessary to consummate the Contemplated Transactions.

ARTICLE V
ACCESS; ADDITIONAL AGREEMENTS

Section 5.1          Transition Planning. From the Effective Date until the earlier of Closing or termination of this Agreement and subject to legal or regulatory requirements, including under the HSR Act, Seller and Buyer shall cooperate in good faith in developing a mutually acceptable transition plan. Notwithstanding anything herein to the contrary, Seller and the Sale Entities shall not be required to (i) take any action that would constitute a waiver of the attorney-client privilege, or (ii) furnish any information that Seller or the Sale Entities, or any of their Affiliates, are under a legal obligation not to disclose. All information furnished by or on behalf of Seller or the Sale Entities hereunder shall be subject to the confidentiality obligations set forth in the Organizational Documents of the JV Entities. Notwithstanding anything to the contrary in this Section 5.1, Seller shall be permitted to disclose this Agreement and any related information to any Governmental Authority, including the Internal Revenue Service or in connection with any stock exchange rules applicable to the owner of Seller.

Section 5.2          Regulatory and Other Approvals.

(a)            FERC. As promptly as practicable, but in no event later than fifteen (15) Business Days after the Effective Date, Buyer and Seller shall jointly file with FERC the filings, applications, registrations, consents and authorizations required by FERC listed on Schedules 3.10 and 4.4. The Parties shall cooperate diligently and in good faith with each other in the preparation of such filings, applications, registrations, consents and authorizations. As promptly as reasonably practicable, and in any event, no later than three (3) days prior to submitting any such filing, application, registration, consent or authorization contemplated by this Section 5.2(a), Seller shall provide a draft of such filing, application, registration, consent or authorization to Buyer for review and comment and Seller shall diligently and in good faith consider any revisions reasonably requested by Buyer. Each of Buyer and Seller will use its Reasonable Efforts to obtain the filings, applications, registrations, consents and authorizations required by FERC listed on Schedules 3.10 and 4.4 for the consummation of the Contemplated Transactions. Each Party shall be responsible for its own costs of preparing, reviewing and filing with FERC its respective filings, applications, registrations, consents, authorizations, responses and any petition for rehearing or any reapplication.

(b)            HSR. As promptly as practicable, but in no event later than fifteen (15) Business Days after the Effective Date, each of Buyer and Seller shall file with the FTC and the DOJ the Notification and Report Form under the HSR Act required in connection with the Contemplated Transactions and as promptly as practicable supply additional information, if any, requested in connection herewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, application, registration, consent or authorization which is necessary under the HSR Act. Each of Buyer and Seller will use its Reasonable Efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the Contemplated Transactions. The cost of all filing fees under the HSR Act shall be borne 50% by Buyer and 50% by Seller.

(c)            Miscellaneous.

(i)            As promptly as practicable, but in no event later than thirty (30) days after the Effective Date, the Parties, as applicable, shall make or file all other filings, applications, registrations, and requests for consents and authorizations listed on Schedules 3.10 and 4.4.

(ii)           In fulfilling their obligations pursuant to this Section 5.2, the Parties shall cooperate in good faith with each other to (A) prepare and make or file with any Governmental Authority having jurisdiction over any of the Sale Entities, Seller or Buyer, all necessary filings, applications, registrations, consents and authorizations required to be made with respect to the Contemplated Transactions (including those specified in Sections 5.2(a) and 5.2(b) above), (B) effect all necessary filings, applications, registrations, consents and authorizations and execute all agreements and documents, and (C) use Reasonable Efforts to obtain all necessary consents, approvals and authorizations of all third Persons, in the case of each of the foregoing clauses (A), (B), and (C), necessary to consummate the Contemplated Transactions. It is understood and agreed that, with respect to seeking any such consent or authorization, Reasonable Efforts shall include an obligation of Buyer to pay for any consent or similar fee required by any applicable third Person as a condition to consent or authorization.

(iii)          Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from any Governmental Authority in connection with the Contemplated Transactions. The Parties shall promptly respond to such inquiries or requests for additional information made by any Governmental Authority, use their respective Reasonable Efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the Contemplated Transactions, and use their respective Reasonable Efforts to cause all filings, applications, registrations, consents and authorizations listed on Schedules 3.10 and 4.4 to be obtained at the earliest possible date after the date of filing. The Parties shall have the right to review in advance all characterizations of the information relating to the Contemplated Transactions which appear in any filings, applications, registrations, consents and authorizations made in connection with the Contemplated Transactions and the submitting Party shall consider in good faith any revisions reasonably requested by the reviewing Party.

(iv)          Notwithstanding anything in this Section 5.2(c) to the contrary, the Parties acknowledge and agree that this Section 5.2(c) shall not require Buyer to (A) enter into any agreement or stipulate to the entry of any Order with respect to the divestiture of Buyer’s or its Affiliates’ businesses or assets or (B) accept or agree to any condition of any consents, authorization or approvals from any Governmental Authority that would reasonably be expected to be material after the Closing to the Sale Entities taken as a whole, except where the failure to obtain or make the same is a result of Buyer’s breach of its obligations hereunder.

Section 5.3          Further Assurances.

(a)            From time to time after the Effective Date, as and when requested by any Party hereto, the requested Party shall use Reasonable Efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to consummate the Contemplated Transactions, as promptly as practicable or sooner as required by this Agreement, including, without limitation, such actions as are necessary in connection with obtaining any third Person consents, including those identified on Schedule 3.10 or 4.4, and the negotiation in good faith of the Transition Services Agreement. The Parties shall cooperate in good faith with each other in assisting with complying with this Section 5.3.

(b)            Each of Buyer and Seller shall use Reasonable Efforts to implement the provisions of this Agreement, and, for such purpose, at the request of the other Party, shall, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Party and take such further action as the other Party may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the Contemplated Transactions.

Section 5.4          Certain Tax Matters.

(a)            All Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be borne 50% by Seller, on the one hand, and 50% by Buyer, on the other hand. Seller and Buyer agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit or minimize the amount of any Transfer Taxes. If Seller is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse Seller within ten (10) days of receipt of written request from Seller for fifty percent (50%) of such Transfer Taxes. If Buyer is required by Law to pay any such Transfer Taxes, Seller shall promptly reimburse Buyer within ten (10) days of receipt of written request from Buyer for fifty percent (50%) of such Transfer Taxes. Buyer shall file, to the extent required by applicable Tax Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (and all expenses and costs incurred in connection with filing such Tax Returns shall be borne equally by Buyer and Seller and, in accordance with this Section 5.4(a), each Party shall reimburse the other Party for the costs and expenses, if any, incurred by such other Party in connection with filing such Tax Returns). To the extent required by applicable Tax Laws, Seller (and any Affiliate of Seller) will join in the execution of any such Tax Returns or other documentation.

(b)            Any Tax Return to be prepared pursuant to the provisions of this Section 5.4(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns. The following provisions shall govern the allocation of responsibility as between the Parties with respect to certain Tax matters following the Closing Date:

(i)            Seller shall prepare and file, or cause to be prepared and filed, any Tax Return of any Sale Entity for each Pre-Closing Tax Period (other than a Straddle Period) (“Seller Tax Returns”). Seller shall deliver to Buyer any such Seller Tax Return for Buyer’s review at least forty-five (45) days before the date on which such Seller Tax Return is required to be filed (taking into account applicable extensions), or as soon as reasonably possible if the Seller Tax Return is required to be filed within ninety (90) days following the Closing Date. Buyer shall review any such Seller Tax Return within twenty (20) days after the delivery of such Seller Tax Return. Buyer will be deemed to have approved any such Seller Tax Return as prepared by Seller if Buyer does not submit comments within such twenty (20) day review period. If Buyer delivers comments to Seller within such twenty (20) day review period, Seller and Buyer shall use good faith efforts to resolve any dispute in connection with such comments. If Seller and Buyer are unable to agree on any such revisions within twenty (20) days after Buyer provides its comments, Seller and Buyer shall engage the Independent Auditor to resolve the matter, and the Independent Auditor’s determination shall be final and binding on the Parties. The Independent Auditor shall resolve the dispute within twenty (20) days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 5.4(b)(i), Seller shall be entitled to file on behalf of the Sale Entities, or cause to be filed, the applicable Seller Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Seller Tax Return. If the Independent Auditor’s resolution of the dispute necessitates that a Seller Tax Return filed in accordance with the immediately preceding sentence be amended, then Seller shall cause an amended Seller Tax Return to be filed that reflects such resolution. The fees and expenses of the Independent Auditor shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor.

(ii)           Buyer shall prepare and file, or cause to be prepared and filed, any Tax Return of any Sale Entity for all Straddle Periods (“Buyer Tax Returns”). Buyer shall deliver to Seller any such Buyer Tax Return for Seller’s review at least forty-five (45) days before the date on which such Buyer Tax Return is required to be filed (taking into account applicable extensions), or as soon as reasonably possible if the Buyer Tax Return is required to be filed within ninety (90) days following the Closing Date. Seller shall review any such Buyer Tax Return within twenty (20) days after the delivery of such Buyer Tax Return. Seller will be deemed to have approved any such Buyer Tax Return as prepared by Buyer if Seller does not submit comments within such twenty (20) day review period. If Seller delivers comments to Buyer within such twenty (20) day review period, Buyer and Seller shall use good faith efforts to resolve any dispute in connection with such comments. If Buyer and Seller are unable to agree on any such revisions within twenty (20) days after Seller provides its comments, Buyer and Seller shall engage the Independent Auditor to resolve the matter, and the Independent Auditor’s determination shall be final and binding on the Parties. The Independent Auditor shall resolve the dispute within twenty (20) days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 5.4(b)(ii), Buyer shall be entitled to file on behalf of the Sale Entities, or cause to be filed, the applicable Buyer Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Buyer Tax Return. If the Independent Auditor’s resolution of the dispute necessitates that a Buyer Tax Return filed in accordance with the immediately preceding sentence be amended, then Buyer shall cause an amended Buyer Tax Return to be filed that reflects such resolution. The fees and expenses of the Independent Auditor shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor.

(iii)          Seller shall pay, or cause to be paid, to Buyer no later than fifteen (15) days after the date on which Taxes of a particular Sale Entity are paid (A) with respect to a Straddle Period, an amount equal to the portion of such Taxes of such Sale Entity that relates to the portion of such Tax period ending as of the Closing Date (determined in accordance with Section 5.4(b)(iv)) and (B) with respect to a Pre-Closing Tax Period, an amount equal to the entire amount of such Taxes of such Sale Entity that relates to such Pre-Closing Tax Period, but only if and to the extent such Taxes were not taken into account (through their inclusion in the determination of Net Working Capital) in calculating the Purchase Price; provided, however, that Seller shall have no liability or obligation under this Agreement with respect to (x) any Taxes becoming due as a result of any breach by Buyer or any of its Affiliates (including, for this purpose, any of the Sale Entities after the Closing Date) of its representations, covenants, or obligations under this Agreement or (y) any Transfer Taxes payable by Buyer pursuant to Section 5.4(a); provided further, that, the amount of Taxes for a particular taxable period that are due and payable by such Sale Entity pursuant to this Section 5.4(b)(iii) shall be equal to (I) the aggregate amount of Taxes with respect to such Sale Entity that are attributable to such taxable period, multiplied by (II) Seller’s maximum (direct or indirect) economic interest in such Sale Entity in such taxable period.

(iv)          For purposes of this Section 5.4, in the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending as of the Closing Date shall, in the case of any Taxes imposed on a periodic basis (such as real property Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In the case of non-periodic Taxes (i.e., such as Taxes that are (w) based upon or related to income or receipts, (x) imposed in connection with any capital or debt restructuring, (y) imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or (z) payroll, withholding, excise and similar Taxes), the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be determined based on a closing of the books at the end of the Closing Date. The portion of any Taxes attributable to a Post-Closing Tax Period shall be calculated in a corresponding manner.

(v)           To the extent permitted by applicable Law, any and all deductions with respect to the Sale Entities (A) for which Seller or any Sale Entity is economically liable because they arose as a result of amounts paid or borne by Seller or the Sale Entities at, or prior to, the Closing (or otherwise resulted in a reduction to the Purchase Price) and that are related to (x) any bonuses or other compensatory amounts paid by any Sale Entity in connection with the transactions contemplated hereby, (y) expenses with respect to Indebtedness being paid by or on behalf of the Sale Entities in connection with the Closing, and (z) all transaction expenses and payments that are paid by or on behalf of the Sale Entities or Seller (or any Affiliate of Seller) prior to or in connection with the Closing and (B) that are deductible by the Sale Entities for Tax purposes (such deductions described in clause (A), the “Transaction Tax Deductions”) shall be treated for income Tax purposes as having been incurred by the Sale Entities in, and reflected as a deduction on the income Tax Returns of the Sale Entities for, the taxable period (or portion thereof) ending on the Closing Date.

(c)            Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.4 or pursuant to any other Sections hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be subject to the confidentiality obligations of this Agreement.

(d)            To the extent that a Sale Entity’s liability for Taxes for a taxable year or portion ending on or before the Closing Date (as computed in a manner consistent with Section 5.4(b)(iv), and after giving effect to any Tax credits or Tax abatements or any other offset to such Tax) is less than the amount of estimated Taxes paid by or on behalf of such Sale Entity with respect to all or a portion of such taxable year or period, Buyer shall pay Seller the difference within thirty (30) days of filing the relevant Tax Return that reflects such Tax; provided that, the amount of such overpayment of Taxes for a particular taxable period with respect to any such Sale Entity pursuant to this Section 5.4(d) shall be equal to (I) the aggregate amount of such overpayment of Taxes with respect to such Sale Entity that are attributable to such taxable period, multiplied by (II) Seller’s maximum (direct or indirect) economic interest in such Sale Entity in such taxable period.

(e)            Without duplication of amounts payable to Seller pursuant to Section 5.4(d), to the extent not taken into account in calculating the Purchase Price, as finally determined and adjusted pursuant to Section 2.1, any refund, credit or reduction of Taxes paid or payable by or with respect to any Sale Entity when realized (whether by refund, credit, overpayment or offset against other Taxes due and payable) shall be paid within five (5) Business Days of receipt as follows (or, to the extent payable but not paid due to offset against other Taxes, shall be paid by the Party receiving the benefit of the offset within five (5) Business Days of such offset as follows): (i) to Seller, if attributable to any Tax period or portion thereof ending on or before the Closing Date (and, for any Straddle Period, to the extent allocable, determined in a manner consistent with Section 5.4(b)(iv), to the portion of such Tax period beginning before and ending on the Closing Date) and (ii) to Buyer, if attributable to any Tax period or portion thereof beginning after the Closing Date (and, for any Straddle Period, to the extent allocable, determined in a manner consistent with Section 5.4(b)(iv), to the portion of such Tax period beginning after the Closing Date); provided that, solely the amount of such refund, credit or reduction of Taxes for a particular taxable period (or portion thereof) with respect to any such Sale Entity that otherwise is payable pursuant to this Section 5.4(e) shall be equal to (I) the aggregate amount of such refund, credit or reduction in Taxes with respect to such Sale Entity that are attributable to such taxable period (or portion thereof), multiplied by (II) Seller’s maximum (direct or indirect) economic interest in such Sale Entity in such taxable period. Buyer shall reasonably cooperate, and shall cause each of its Affiliates and the Sale Entities to reasonably cooperate (at the written request of the Seller), in obtaining any Tax refund that Seller reasonably believes should be available, including through filing appropriate forms (at the written request of Seller) with the applicable Taxing Authority; provided that, any out-of-pocket expenses incurred in connection with complying with any such request by Seller shall be borne solely by the Seller.

(f)            Except as otherwise specifically provided in this Agreement, on or with respect to the Closing Date, neither Buyer nor any of its Affiliates shall permit or otherwise allow the Sale Entities to take any action not in the ordinary course of the Sale Entities’ business, including the making or revocation of any Tax election, the cancellation or modification of any debt, the incurrence of any “extraordinary item” (as defined in Treasury Regulation section 1.1502-76(b)(2)(ii)(C)), the merger or liquidation of any of the Sale Entities or the distribution of any property in respect of any of the equity of the Sale Entities, without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion. Without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not, and Buyer and its Affiliates shall not permit the Sale Entities to, take any of the following actions: (i) other than any Tax Return (or amendment thereof) that is filed pursuant to Section 5.4(b), file or amend or otherwise modify any Tax Return of any Sale Entity relating to a Pre-Closing Tax Period or Straddle Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of any Sale Entity relating to a Pre-Closing Tax Period or Straddle Period, (iii) make (except on a Tax Return filed in accordance with Section 5.4(b)) or change any Tax election or accounting method or practice of any Sale Entity with respect to any Pre-Closing Tax Period or Straddle Period, (iv) enter into any closing agreement or settle any Tax claim or assessment relating to any Sale Entity for any Pre-Closing Tax Period or Straddle Period, (v) surrender any right to claim a refund of Taxes relating to any Sale Entity for a Pre-Closing Tax Period or Straddle Period or (vi) enter into a voluntary disclosure process with a Governmental Authority regarding Taxes of any Sale Entity with respect to any Pre-Closing Tax Period or Straddle Period.

(g)            All Tax sharing agreements or arrangements that provide for the allocation, apportionment, sharing, or assignment of Tax liability between, or among, any of the Sale Entities and Seller or Seller’s Affiliates shall be terminated as of the end of the Closing Date and, after the Closing Date, neither Seller nor any of Seller’s Affiliates, on the one hand, nor any of the Sale Entities, on the other hand, shall be bound thereby or have any further rights, liability, or obligation thereunder.

Section 5.5          Conduct of Business of the Sale Entities.

(a)            From the Effective Date until the earlier of Closing or termination of this Agreement, Seller shall cause each of the Sale Entities, to conduct its respective business in the ordinary course of business and in a manner consistent with past practices and in accordance with its applicable Organizational Documents, unless otherwise contemplated by this Agreement or with the prior written consent of Buyer.

(b)            Without limiting Section 5.5(a), except (i) as set forth on Schedule 5.5(b), (ii) as permitted by this Agreement, (iii) as permitted by the Organizational Documents of the Sale Entities, or (iv) with the express written approval of Buyer, such approval not to be unreasonably withheld, from the Effective Date until the earlier of Closing or termination of this Agreement, Seller shall cause each Sale Entity not to:

(i)            transfer any of the Class B Interests to any Person or create any Lien upon the Class B Interests;

(ii)           issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Class B Interests pursuant to this Agreement), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities;

(iii)          take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(iv)          merge any Sale Entity into or with any other Person or consolidate any Sale Entity with any other Person;

(v)           (A) make, revoke or modify any material Tax election of any Sale Entity, (B) settle, concede, or compromise any material Tax liability of any Sale Entity, (C) change or otherwise alter the fiscal year, any matter related to Tax accounting, or any method of Tax accounting of any Sale Entity, (D) file any amended Tax Return of any Sale Entity, (E) enter into any closing agreement in which any Sale Entity is a party, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority relating to any Sale Entity, (G) settle, compromise, concede, or abandon any material Tax claim or assessment relating to any Sale Entity, (H) surrender any right to claim a refund of material Taxes relating to any Sale Entity, (I) consent to any extension or waiver of the limitation period applicable to any Tax, Tax claim, or Tax assessment relating to any Sale Entity outside the ordinary course of business, (J) file any Tax Return of any Sale Entity (other than a Tax Return (I) that is prepared in accordance with past practice and custom of the Sale Entities and (II) that is in accordance with the provisions of this Agreement), or (K) change the tax residency or tax classification of any Sale Entity; or

(vi)          agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.5.

Notwithstanding the foregoing, Seller may permit any of the Sale Entities to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business.

Section 5.6         Notice of Changes. From the Effective Date until the earlier of Closing or termination of this Agreement, each Party shall promptly advise the other in writing with respect to any fact, event or circumstance that arises after the Effective Date of which such Party obtains knowledge and which, if existing or occurring at the Effective Date and not set forth in this Agreement or any of the Schedules, would have constituted a breach of a representation or warranty of such Party contained in Article III or Article IV, as the case may be, such that the closing condition in Section 6.2 or Section 7.2, as the case may be, cannot be satisfied. Seller may notify Buyer in writing of any fact, event or circumstance arising after the Effective Date that would constitute a breach of any of the representations and warranties of Seller in Article III or may otherwise update the Schedules to reflect such fact, event or circumstance arising after the Effective Date, and such notice or update shall be deemed to have: (i) amended this Agreement, including any appropriate Schedule; (ii) qualified the representations and warranties contained in Article III; and (iii) cured any misrepresentation or breach of the representations or warranties that otherwise might have existed hereunder by reason of such fact, event or circumstance, in the case of clauses (i), (ii), and (iii), for the purpose of determining whether or not the condition set forth in Section 6.2 has been satisfied and with respect to Section 9.1(c). Any actions of the Sale Entities required by this Agreement, including Section 5.5, or consented to in writing by Buyer shall automatically be deemed to amend and update any appropriate Schedule and such amendment shall not be subject to, or included in, any determination of whether the provisions of Sections 6.2 or 9.1(c) have been satisfied or are applicable.

Section 5.7             Excluded Assets.

(a)            Notwithstanding any provision herein to the contrary, the following assets shall be excluded from the Contemplated Transaction (the “Excluded Assets”), and Seller shall have the right at any time prior to or at the Closing to dividend, transfer, dispose of, extinguish, or otherwise exclude from the Sale Entities such assets:

(i)            all trademarks, service marks and tradenames containing “Dominion” or “Dominion Energy” (the “Dominion Marks”) shall remain the sole property of Seller or its Affiliates, as applicable;

(ii)           the Contracts listed or referenced on Schedule 5.7(a); and

(iii)          the Excluded Records.

(b)            To the extent that any proceeds relating to the Excluded Assets are received by Buyer or its Affiliates (including any Sale Entity) after the Closing, Buyer shall remit such proceeds to Seller within two (2) Business Days after receipt.

Section 5.8            Affiliate Transactions.

(a)            All Contracts solely between any Sale Entity, on the one hand, and Seller or its Affiliates (excluding any other Sale Entity), on the other hand, shall be terminated in accordance with the terms of the applicable Contract (provided that general restrictions or advance notice periods applicable to early termination may be waived and accrued but unpaid amounts may be accelerated) on or prior to the Closing, without any further liability or obligation on the part of any party thereto so long as any financial liabilities or obligations arising under such Contract are reflected in the Net Working Capital calculation; provided, for the avoidance of doubt, that no party to any such Contract shall be released from any financial liability or obligation arising under any such Contract prior to the Closing that is not reflected in the Net Working Capital calculation.

(b)            Schedule 5.8(b) lists various guarantees, bonds, letters of credit or other financial assurances that have been provided by Seller or its Affiliates on behalf of one or more of the Sale Entities (collectively, including any supplements or additional financial assurances hereafter approved by Buyer or its Affiliates, such approval not to be unreasonably withheld, referred to as the “Sale Entity Credit Support”). Prior to the Closing, Buyer shall use Reasonable Efforts to replace all Sale Entity Credit Support, such that on the Closing Date Buyer shall have effected the complete and unconditional release of all of the Sale Entity Credit Support in a manner reasonably satisfactory to Buyer, Seller and the beneficiaries thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit, or other arrangements. To the extent that Buyer cannot cause the release, termination and replacement of any such Sale Entity Credit Support, then from and after the Closing, (i) Buyer shall indemnify and hold harmless Seller and its Affiliates (as applicable) from and against any and all Adverse Consequences that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any such Sale Entity Credit Support being in effect on or after the Closing Date (including as a result of any draw or demand for or making of any payment by Seller or any such Affiliate of Seller under any such Sale Entity Credit Support) with respect to the full extent of such Sale Entity Credit Support, (ii) Buyer shall diligently continue to seek the release, termination and replacement of such Sale Entity Credit Support, including by means of a letter of credit, escrow or posting a cash deposit, and (iii) Seller (or its applicable Affiliate) shall maintain such Sale Entity Credit Support until the earlier of the date on which it is replaced or otherwise provided for and six (6) months after the Closing Date; provided that Buyer’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 10.1. In addition, if Buyer cannot cause the release, termination and replacement of any such Sale Entity Credit Support on or prior to the date that is six (6) months after the Closing Date, then on the date that is six (6) months after the Closing Date, Buyer shall deliver to Seller a letter of credit, in form and substance reasonably acceptable to Seller, equal to the maximum liability under the Sale Entity Credit Support that has not been released, terminated and replaced as of such date.

Section 5.9             Name of Sale Entities. Seller shall be permitted to remove all signage containing Dominion Marks prior to the Closing. Buyer covenants and agrees to take all steps necessary to effectuate name changes to delete any references to “Dominion” or “Dominion Energy” in the names of any of the Sale Entities within fifteen (15) Business Days after the Closing. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such change in use of name, and any resulting notification or approval requirements. To the extent that any of the Sale Entities use any trademarks, service marks, brand names or trade, corporate or business names which are owned by Seller (or any of its Affiliates other than the Sale Entities), or which incorporate any of the Dominion Marks on any goods, stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials, after the Closing, Buyer shall and shall cause the Sale Entities to use Reasonable Efforts to limit and minimize its use of such materials, provided that in any event, Buyer may not use such materials after sixty (60) days following the Closing Date.

Section 5.10           Files and Records.

(a)            On or promptly following the Closing Date, and in any event prior to the expiration of the Transition Services Agreement, Seller shall promptly deliver to Buyer copies of or electronic access to any Records (whether in hard copy or electronic format, and wherever located), that are (i) identified from time to time by Seller (after use of its Reasonable Efforts to undertake such identification promptly following the Closing) or (ii) identified by Buyer with written notice thereof delivered by Buyer to Seller, in either case as being in the possession or control of Seller or its Affiliates or representatives and not otherwise in the possession or control of the Sale Entities as of the Closing Date.

(b)            Notwithstanding the foregoing provisions of Section 5.10(a), Seller shall not be required to deliver information to Buyer to the extent disclosure of such information would (i) jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or any of their respective predecessor entities.

(c)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Sale Entities after the Closing or for any other reasonable purpose, for a period of 6 years following the Closing, Seller shall: (i) retain all Records which shall not otherwise have been delivered to Buyer or the Sale Entities; (ii) provide to Buyer for any reasonable purpose relating to Buyer’s ownership of the Sale Entities reasonable access to the Records upon reasonable prior notice during regular business hours and (iii) permit Buyer (at Buyer’s expense) to make such extracts and copies thereof as Buyer may deem necessary; provided, that such access shall not unreasonably interfere with the business or operations of Seller or its employees. For a period of six (6) years following the Closing, Seller shall not destroy any such Records without providing Buyer with written notice detailing the contents of such Records, and providing Buyer with the opportunity to obtain such Records, at least 90 days prior to the destruction thereof.

(d)            Buyer shall retain possession of the Records for a period of six (6) years after the Closing Date or such other longer time period required by Law. After the Closing Date, Buyer shall cause the Sale Entities to (i) provide to Seller for any reasonable purpose relating to Seller’s ownership of the Sale Entities reasonable access to the Records upon reasonable prior notice during regular business hours and (ii) permit Seller (at Seller’s expense) to make such extracts and copies thereof as Seller may deem necessary; provided, that such access shall not unreasonably interfere with the business or operations of Buyer or its employees.

Section 5.11           Insurance.

(a)            Following the Closing and until the first anniversary of the Closing, Seller shall use Reasonable Efforts to assist Buyer in asserting claims with respect to the activities and ownership of the Sale Entities covered under insurance policies of Seller or the Sale Entities (as the case may be) arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing, provided that Buyer promptly reimburses Seller for Seller’s costs and out of pocket expenses incurred in performing such obligations. As between Seller and Buyer, all recoveries in respect of such claims under any property insurance policies shall be for the account of Buyer.

(b)            Prior to the first anniversary of the Closing, Seller shall not, and prior to the Closing shall cause the Sale Entities to not, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies under which Buyer has rights to assert or continue to prosecute claims pursuant to Section 5.11(a) in a manner that would materially adversely affect any such rights of Buyer.

Section 5.12           Termination of Existing Back-Leverage Financing.

(a)            Prior to the Closing Date, Seller shall repay in full the Indebtedness (other than interest rate hedges that are the subject of the Swap Novation Agreements) in respect of, and terminate, the Existing Back-Leverage Financing and cause all liens and guarantees granted in connection therewith (except with respect to interest rate hedges that are the subject of the Swap Novation Agreements) to be terminated, in accordance with the Payoff Agreement.

(b)            Prior to the Closing Date, Seller may, in its sole discretion, terminate any interest hedging arrangements in place that are associated with the Existing Back-Leverage Financing. After Closing but on the Closing Date, Buyer shall cause the Sale Entities to terminate the interest rate hedging arrangements that are the subject of the Swap Novation Agreements and pay the Swap Breakage Fees in connection with such termination in accordance with the Payoff Agreement.

Section 5.13           Exclusivity. Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action necessary to ensure that none of the Sale Entities or any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)            solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of any Sale Entity, (ii) to enter into any merger, consolidation or other business combination relating to the Sale Entities or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Sale Entities; or

(b)            participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of Buyer to purchase the Class B Interests and to take the other actions required to be taken by Buyer at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and Seller shall use Reasonable Efforts to cause each of such conditions to be satisfied as promptly as practicable:

Section 6.1             No Injunction. No Governmental Authority shall have issued any injunction or other Order (whether temporary, preliminary or permanent) which prohibits or materially restrains the consummation of the Contemplated Transactions.

Section 6.2             Representations and Warranties. The representations and warranties of Seller contained in Article III (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the Effective Date and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for failures to be true and correct which do not, individually or in the aggregate, result in a Material Adverse Effect.

Section 6.3             Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 6.4             Approvals and Filings. All consents, authorizations and approvals from, and all notices, filings and registrations with, Governmental Authorities or third Persons that are listed on Schedule 3.10 shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that, individually or in the aggregate, would reasonably be expected to be material to the Sale Entities, taken as a whole, after the Closing, except where the failure to obtain or make the same is a result of Buyer’s breach of its obligations hereunder, and all such consents, authorizations and approvals shall be in effect at the Closing.

Section 6.5             No Legislation. No Law shall have been enacted which prohibits or materially restricts the consummation of the Contemplated Transactions.

Section 6.6             Seller Deliverables. Buyer shall have received each of the items to be delivered by Seller pursuant to Section 8.2(a).

Section 6.7             No Material Adverse Effect. No Material Adverse Effect that has occurred since the date of this Agreement shall be continuing.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller to sell the Class B Interests and to take the other actions required to be taken by Seller at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions, and Buyer shall use Reasonable Efforts to cause each of such conditions to be satisfied as promptly as practicable:

Section 7.1             No Injunction. No Governmental Authority shall have issued any injunction or other Order (whether temporary, preliminary or permanent) which prohibits or materially restrains the consummation of the Contemplated Transactions.

Section 7.2             Representations and Warranties. The representations and warranties of Buyer contained in Article IV (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the Effective Date and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for failures to be true and correct which do not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

Section 7.3             Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.4             Approvals and Filings. All consents, authorizations and approvals from, and all notices, filings and registrations with, Governmental Authorities or third Persons that are listed on Schedule 4.4 shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that would reasonably be expected to be material to the Seller or its Affiliates, except where the failure to obtain or make the same is a result of Seller’s breach of its obligations hereunder and all such consents, authorizations and approvals shall be in effect at the Closing.

Section 7.5             No Legislation. No Law shall have been enacted which prohibits or materially restricts the consummation of the Contemplated Transactions.

Section 7.6             Buyer Deliverables. Seller shall have received each of the items to be delivered by Buyer pursuant to Section 8.2(b).

Section 7.7             Buyer Guaranty. The Buyer Guaranty shall be in full force and effect.

ARTICLE VIII
CLOSING

Section 8.1             Time and Place of Closing. Subject to Article IX, the closing of the sale by Seller and the purchase by Buyer of the Class B Interests (the “Closing”) shall take place at the offices of McGuireWoods LLP, Gateway Plaza, 800 E. Canal Street, Richmond, Virginia 23219 on the fifth (5th) Business Day after the date on which all of the conditions contained in Articles VI and VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided that, notwithstanding the foregoing, the Closing shall not take place prior to December 1, 2021; and provided further that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the Parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.

Section 8.2             Deliveries. At the Closing:

(a)            Seller will deliver, or cause to be delivered, the following to Buyer:

(i)            a certificate, dated as of the Closing Date, signed by an officer of Seller certifying that the conditions set forth in Sections 6.2 and 6.3 have been satisfied;

(ii)           duly executed resignations of all directors and officers of the Sale Entities elected or appointed by Seller or its Affiliates effective as of the Closing;

(iii)          copies of the consents, authorizations, approvals, notices, filings and registrations obtained or made as contemplated by Section 3.10;

(iv)         a certificate complying with Section 1445 of the Code and Treasury Regulations thereunder, duly executed and acknowledged, certifying that Seller is not a foreign person;

(v)           (A) certificates representing the Class B Interests accompanied by transfer powers with respect to the Class B Interests, duly endorsed in blank, in proper form for transfer, with appropriate transfer stamps, if any, affixed, or (B) evidence reasonably satisfactory to Buyer that the certificates representing the Class B Interests will be delivered to Buyer promptly following the payment of the Existing Back-Leverage Financing and termination of the interest rate hedging arrangements associated with the Existing Back-Leverage Financing in accordance with Section 5.12;

(vi)          the Payoff Agreement;

(vii)         counterparts of each Swap Novation Agreement, duly executed by Seller and each other party thereto that is not Buyer or an Affiliate of Buyer;

(viii)        a counterpart of the Transition Services Agreement, duly executed by Seller; and

(ix)           all such other documents, agreements, or instruments as shall, in the reasonable opinion of Buyer and its counsel, be reasonably necessary in connection with the Contemplated Transactions, or required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

(b)            Buyer will deliver, or cause to be delivered, the following to Seller:

(i)            the Estimated Purchase Price required by Section 2.1(b) of this Agreement;

(ii)           a certificate, dated as of the Closing Date, signed by an officer of Buyer certifying that the conditions set forth in Sections 7.2 and 7.3 have been satisfied;

(iii)          copies of the consents, authorizations, approvals, notices, filings and registrations obtained or made as contemplated by Section 4.4;

(iv)          counterparts of each Swap Novation Agreement, duly executed by each party thereto that is Buyer or an Affiliate of Buyer;

(v)           a counterpart of the Transition Services Agreement, duly executed by Buyer; and

(vi)          all such other documents, agreements, or instruments as shall, in the reasonable opinion of Seller and its counsel, be reasonably necessary in connection with the Contemplated Transactions, or required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section 9.1             Methods of Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned as follows:

(a)            by mutual written consent of Seller and Buyer;

(b)            by either Seller or Buyer, if the Closing has not occurred on or before December 31, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller if Seller, or to Buyer if Buyer, has failed to fulfill, in all material respects, any of its obligation under this Agreement; and provided further, that the Termination Date shall be automatically extended for an additional three (3) month period if the Closing has not occurred by the end of the Termination Date due to the failure of a condition set forth in Section 6.4 or Section 7.4 being met with respect to obtaining the consent, authorization or approval from any Governmental Authority or any third Person;

(c)            by Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the conditions set forth in Section 6.2 or 6.3 would not be satisfied, and such breach is not capable of being cured or, if capable of being cured, is not cured by Seller by the earlier of the Termination Date and the date that is 30 days following receipt of written notice from Buyer of such breach; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)            by Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the conditions set forth in Section 7.2 or 7.3 would not be satisfied, and such breach is not capable of being cured or, if capable of being cured, is not cured by Buyer by the earlier of the Termination Date and the date that is 30 days following receipt of written notice from Seller of such breach; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(e)            by either Seller or Buyer, if any Governmental Authority shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Contemplated Transactions and such Order or other action shall have become final and nonappealable.

Section 9.2             Procedure Upon Termination and Consequences. Buyer or Seller may terminate this Agreement when permitted pursuant to Section 9.1 by delivering written notice of such termination to the other Party, and such termination shall be effective upon delivery of such notice in accordance with Section 11.3. If this Agreement is terminated as provided herein, this Agreement shall forthwith become void, except that Section 1.1 (Definitions), Section 1.2 (Terms Generally), the last sentence of Section 5.1 (Access to Information; Continuing Disclosure), this Section 9.2 (Procedure Upon Termination and Consequences), and Article XI (Miscellaneous) shall survive such termination. Such termination shall be the sole remedy of the Parties with respect to breaches of any covenant, agreement, representation or warranty contained in this Agreement and none of the Parties, their Affiliates or any of their respective stockholders, members, partners, managers or Representatives, as the case may be, shall have any liability or further obligation to any other Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for any willful breach of or willful failure to perform under this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.1           Indemnification.

(a)            Indemnification by Seller. Subject to the limitations set forth in this Article X, from and after the Closing, Seller shall, indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective stockholders, members, partners, managers and Representatives (the “Buyer Indemnified Parties”), from any and all Adverse Consequences suffered, sustained, incurred or paid by a Buyer Indemnified Party as a result of or arising out of (i) any breach of any representation or warranty of Seller contained in Article III of this Agreement or in any certificate delivered by Seller pursuant to this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any Pre-Closing Taxes, or (iv) the Excluded Assets.

(b)            Indemnification by Buyer. Subject to the limitations set forth in this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective stockholders, members, partners, managers and Representatives (the “Seller Indemnified Parties”), from any and all Adverse Consequences suffered, sustained, incurred or paid by a Seller Indemnified Party as a result of or arising out of (i) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, or (iii) any liability of the Sale Entities, whether arising before, on or after the Closing (other than amounts payable by Seller pursuant to Section 10.1(a)).

Section 10.2           Procedure for Indemnification. Each claim for indemnification, including those claims resulting from the assertion of liability by Persons not parties to this Agreement, including claims by any Governmental Authority for penalties, fines and assessments, must be made by delivery by the Party to be indemnified (the “Indemnified Party”) to the Party responsible for the indemnification obligation (the “Indemnifying Party”) of written notice containing details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Adverse Consequences and copies of all relevant pleadings, documents and information within ten (10) Business Days after the Indemnified Party’s knowledge of such claim. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent that the rights and remedies of the Indemnifying Party are adversely affected or prejudiced as a result of the failure to give, or delay in giving, such notice.

(a)            In the event that any Action is brought against an Indemnified Party for which the Indemnifying Party is required to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such Action by the Indemnified Party to assume the defense of such Action and such defense shall include all appeals or reviews. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that such consent shall not be required if the settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts of such settlement or judgment concurrently with the effectiveness of such settlement, and (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party. If the Indemnified Party withholds its consent unreasonably, the Indemnified Party shall be obligated for any future expenses and excess settlement amounts. The Indemnified Party shall fully cooperate at its expense in connection with the defense of any such claims including, without limitation, reasonable access to the Indemnified Party’s records and personnel relating to such claim, and will have the right to participate in the defense of any claim by counsel of its own choosing and at its own expense. The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other and their respective counsel with respect to the defense or settlement of such claim. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate in accordance with the terms hereof if (x) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (y) the Indemnified Party reasonably concludes that the Indemnifying Party is not reasonably, diligently or in good faith defending the Indemnified Person; provided, that the Indemnifying Party shall have the right to participate (with its own counsel at its own expense), and no compromise or settlement shall be made by the Indemnified Party without the Indemnifying Party’s consent, which consent shall not be unreasonably conditioned, withheld or delayed.

(b)            In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have disputed such claim and any liability by the Indemnifying Party therefor. If the Indemnifying Party does notify the Indemnified Party (or is deemed to have notified the Indemnified Party) that it disputes such claim within the require thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, each Party shall be entitled to take any action in law or in equity as such Party shall deem necessary to enforce the provisions of this Article 10.

Section 10.3           Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that (i) each of the representations and warranties set forth in Section 3.8 (Tax Matters) shall survive the Closing until the later of (A) the expiration of the statute of limitations period applicable thereto and (B) the expiration of the statute of limitations (including extensions) applicable to a Tax (or any other amount) included in, or includable in, Pre-Closing Taxes, and (ii) the Fundamental Representations shall survive the Closing for a period of five (5) years after the Closing Date. The covenants and agreements of the Parties to be performed or complied with prior to the Closing shall not survive the Closing and those covenants and agreements of the Parties that by their terms are to be performed or complied with after the Closing shall survive for a period of thirty (30) days after their expiration in accordance with their terms; provided, however, that the covenants of Seller set forth in Section 5.4 shall survive the Closing until the later of the (A) expiration of the statute of limitations period applicable thereto and (B) the expiration of the statute of limitations (including extensions) applicable to each Tax to which the covenant applies. No Indemnifying Party shall have any liability for any claim for indemnification made pursuant to Section 10.1(a) or 10.1(b) by an Indemnified Party hereunder unless the Indemnified Party notifies such Indemnifying Party of such claim in writing, setting forth in reasonable detail the nature of the claim on or before the expiration of the time periods provided in the first sentence of this Section 10.3; provided that if no notice of a claim for indemnification made pursuant to Section 10.1(a) or 10.1(b) has been made within the time periods set forth above in this Section 10.3, then such claim for indemnification shall be waived. Notwithstanding anything in this Section 10.3 to the contrary, if a claim notice is delivered under this Section 10.3 of any representation, warranty, covenant or indemnity obligation alleging a right to indemnification or defense for Losses arising out of, relating to or attributable to the breach of such representation, warranty, covenant or indemnity obligation before the expiration of the time periods provided in the first sentence of this Section 10.3, then such claim set forth in such claim notice and any corresponding indemnity obligation shall continue to survive until the claims asserted in such claim notice that are based on such breach have been fully and finally resolved.

Section 10.4           Exclusive Remedies. Following the Closing, except for actual fraud or willful misconduct, the rights and remedies of Seller and the Seller Indemnified Parties, on the one hand, and Buyer and the Buyer Indemnified Parties, on the other hand, for monetary damages under this Article X are, solely as between Seller and the Seller Indemnified Parties on the one hand, and Buyer and the Buyer Indemnified Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for monetary damages which Seller and the Seller Indemnified Parties on the one hand, and Buyer and the Buyer Indemnified Parties on the other hand, may have under this Agreement or under applicable Laws with respect to any indemnifiable claim, whether at common law or in equity, and each Party agrees to waive any and all claims with respect thereto unless specifically provided for in this Section 10.4. Notwithstanding the foregoing, a Party may bring an Action to enforce this Article X.

Section 10.5           Limitation of Claims; Mitigation. Notwithstanding anything to the contrary contained herein:

(a)            The maximum aggregate liability of Seller under this Agreement shall in no event exceed an amount equal to the Base Purchase Price. In addition, the maximum aggregate liability of Seller under this Agreement for claims pursuant to Section 10.1(a)(i) with respect to the breach by Seller of any Fundamental Representation or any of the representations and warranties set forth in Section 3.8 shall not exceed an amount equal to one hundred percent (100%) of the Base Purchase Price, and the maximum aggregate liability of Seller under this Agreement for all other claims pursuant to Section 10.1(a)(i) shall not exceed an amount equal to ten percent (10%) of the Base Purchase Price (each of the limitations set forth in this Section 10.5(a), a “Cap”).

(b)            In no event shall Seller have any liability to Buyer in respect of any indemnification obligations under Section 10.1(a)(i) of this Agreement with respect to a breach of any representation or warranty of Seller contained in Article III of this Agreement unless and until such liabilities exceed, in the aggregate, an amount equal to one percent (1%) of the Base Purchase Price (the “Basket Amount”), and then only to the extent such liabilities are in excess of the Basket Amount, subject to the applicable Cap.

(c)            An Indemnified Party shall not be entitled to any indemnity payment for breaches of representations and warranties by the Indemnifying Party to the extent the Indemnified Party had actual knowledge of any event, action or circumstance giving rise to such breach prior to the Closing; provided, however, that Buyer shall not be deemed to have knowledge of any such fact, event or circumstance arising after the Effective Date as a result of Seller notifying Buyer of such event, action or circumstance after the Effective Date, except for deemed amendments and updates to the Schedules to reflect actions of the Sale Entities that are required by this Agreement, including Section 5.5, or consented to in writing by Buyer.

(d)            Notwithstanding anything in this Agreement, (i) Seller shall not be liable for any Adverse Consequences actually incurred or paid by a Buyer Indemnified Party to the extent that an amount has been reserved, provided for or allowed for in the Financial Statements or if such Adverse Consequences arose from (A) a change in accounting or Law, policy or practice made after the Closing Date or (B) any Law not in force on or before the Closing Date, and (ii) no Party shall be responsible for Adverse Consequences with respect to any claim which is contingent unless and until such contingent claim becomes an actual liability of the Indemnified Party and is due and payable, so long as such claim was timely submitted pursuant to Section 10.3.

(e)             Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by each of the Parties that no stockholder, member, partner, manager, Representative or Affiliate of any Party hereto shall have (i) any personal liability to any Buyer Indemnified Party or Seller Indemnified Party as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise arising out of or in connection with the Contemplated Transactions, or (ii) any personal obligation to indemnify any Buyer Indemnified Party or any Seller Indemnified Party for any claims pursuant to this Article X, and Buyer, for itself and all other Buyer Indemnified Parties and Seller, for itself and all other Seller Indemnified Parties, hereby waive and release and shall have no recourse against any of such Persons described in this Section 10.5(e) as a result of the breach of any representation, warranty, covenant or agreement contained herein or otherwise arising out of or in connection with the Contemplated Transactions.

(f)             Prior to an Indemnifying Party having any obligation pursuant to Section 10.1(a) or Section 10.1(b), as applicable, an Indemnified Party shall use Reasonable Efforts (including the reasonable expenditure of money, payment of legal fees, or pursuit of reimbursement or indemnification or payment from a third Person or under applicable insurance policies with respect to such Adverse Consequences) to mitigate all Adverse Consequences relating to an indemnifiable claim and shall provide such evidence and documentation of the nature and extent of such claim as may be reasonably requested by the Indemnifying Party.

(g)            An Indemnifying Party’s indemnification obligations under this Article X shall be reduced (but not below zero) to the extent that the Adverse Consequences related to a claim is covered by and paid to the Indemnified Party pursuant to (i) a reimbursement, indemnification or payment from a third Person with respect to such Adverse Consequences, or (ii) insurance policies that provide coverage with respect to such Adverse Consequences.

(h)            For the avoidance of doubt, with respect to any and all Adverse Consequences related to any claim by any Buyer Indemnified Party, such Adverse Consequences shall not include any Adverse Consequences that such Buyer Indemnified Party would have incurred solely due to Buyer’s or its Affiliate’s ownership of fifty percent (50%) of the JV Entities prior to the Closing (and assuming, for these purposes, that none of the Contemplated Transactions ever occurred).

(i)             NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY, OR ITS AFFILIATES, OR ITS OR THEIR STOCKHOLDERS, MEMBERS, PARTNERS, MANAGERS, DIRECTORS OR REPRESENTATIVES, BE RESPONSIBLE OR LIABLE FOR AND NO PARTY SHALL BE ENTITLED TO SEEK, ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RELATED TO DIMINUTION IN VALUE, LOST BUSINESS, LOST PROFITS, LOST REVENUE, LOST INCOME, LOSS OF USE OR BUSINESS REPUTATION OR OPPORTUNITY, LOSS OF DATA, FAILURE TO REALIZE SAVINGS OR BENEFITS, OR ANY DAMAGES BASED ON OR MEASURED BY ANY TYPE OF MULTIPLE, OTHER THAN ANY SUCH DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY ANOTHER PARTY UNDER THE TERMS HEREOF, AND THE DEFINITION OF “ADVERSE CONSEQUENCES” IN SECTION 1.1 SHALL BE INTERPRETED TO EXCLUDE SUCH DAMAGES) ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS.

(j)             For purposes of determining the amount of Adverse Consequences resulting from, arising out of or related to a breach of any representation or warranty for purposes of indemnification pursuant to this Article X, each such representation or warranty shall be read without giving effect to any materiality or Material Adverse Effect limitations or qualifications thereto.

(k)            Notwithstanding anything to the contrary in this Section 10.5, or anything else to the contrary in this Agreement, (i) neither any claim related to any representation or warranty in Section 3.8 nor any claim related to Pre-Closing Taxes (including, for the avoidance of doubt, any claim made pursuant to Section 10.1(a) relating to Pre-Closing Taxes) nor any claim related to any covenant of Seller set forth in Section 5.4 shall be subject to any of the Basket Amount, the Financial Statements carve-out described in Section 10.5(d) or the limitation set forth in Section 10.5(c) and (ii) as a result, neither any claim related to any representation and warranty in Section 3.8 nor any claim related to Pre-Closing Taxes (including, for the avoidance of doubt, any claim made pursuant to Section 10.1(a) relating to Pre-Closing Taxes) nor any claim related to any covenant of Seller set forth in Section 5.4 shall be limited by such limits.

Section 10.6          Tax Treatment of Indemnity Payments. Except as otherwise required by applicable Law, Seller and Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for Tax purposes.

Section 10.7           Waiver; Disclaimer.

(a)             NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES, AND THE PARTIES HEREBY AGREE THAT, EXCEPT AS SET FORTH IN ARTICLE III, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WHETHER AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL WITH RESPECT TO (I) THE CLASS B INTERESTS, THE SALE ENTITIES OR ANY PART THEREOF, AND (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.

(b)            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN (INCLUDING, WITHOUT LIMITATION, IN SECTION 5.4), SELLER’S INTERESTS IN THE SALE ENTITIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE CLASS B INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS (INCLUDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES) OR OPERATIONS OF THE SALE ENTITIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE SALE ENTITIES AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND BUYER HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE SALE ENTITIES. EXCEPT IN THE EVENT OF FRAUD OR AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN EXPECTATION OF, OR IN CONNECTION WITH, THE CONTEMPLATED TRANSACTIONS.

ARTICLE XI
MISCELLANEOUS

Section 11.1           Amendment and Modification. This Agreement (other than amending Schedules pursuant to Section 5.6) may be amended, modified and supplemented only by written agreement of Buyer and Seller.

Section 11.2          Waiver of Compliance. Any failure of Buyer or Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission but only to the extent promptly followed by overnight or certified mail, postage prepaid, return receipt requested; (c) overnight or certified mail, postage prepaid, return receipt requested; or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other address, electronic address or facsimile number for such party as shall be specified by notice given hereunder).

If to Seller, to:

Dominion Solar Projects III, Inc.

c/o Dominion Energy, Inc.

120 Tredegar Street

Richmond, Va. 23219

Attn: Prabir Purohit, Vice President - Finance

Email: Prabir.Purohit@dominionenergy.com

with a copy to:

McGuireWoods LLP

Gateway Plaza

800 E. Canal Street

Richmond, VA 23219

Attn: Joanne Katsantonis

Email: jkatsantonis@mcguirewoods.com

or to such other Person or address as Seller shall designate in writing.

If to Buyer to:

Utah Solar Holdings II LLC

c/o Clearway Energy LLC

300 Carnegie Center Drive

Princeton, New Jersey 08540

Attn: General Counsel

Email: OGC@clearwayenergy.com

with a copy to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202

Attn: Gerald P. Farano

Email: jfarano@gibsondunn.com

or to such other Person or address as Buyer shall designate in writing.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of an email transmission, transmission thereof by the sender to the correct email address.

Section 11.4          Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties hereto without the prior written consent of the other Party. Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

Section 11.5           Entire Agreement. This Agreement, including the Schedules and the Exhibits, and the Transaction Documents embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. This Agreement, including the Schedules and the Exhibits, and the Transaction Documents supersede all prior agreements and understandings among the Parties with respect to such subject matter.

Section 11.6           Expenses. Each Party shall pay its own expenses in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, including, except as otherwise provided herein, the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for the consents, authorizations, approvals, notices, filings and registrations listed on Schedules 3.10 and 4.4. Buyer and Seller shall each be responsible for the payment of 50% of the Transfer Taxes pursuant to Section 5.4(a). Buyer shall be responsible for all payments, costs, fees and expenses to obtain the consent of any Person whose consent is required, including those identified on Schedules 3.10 and 4.4, and Seller shall not be required to make any payments or incur any fees or similar expenses with respect thereto.

Section 11.7           Press Releases and Announcements; Disclosure. No press release or other public announcement or disclosure related to this Agreement, any Transaction Document, or the Contemplated Transactions (including, but not limited to, the terms and conditions of this Agreement or any Transaction Document) shall be issued or made by any Party without the prior written approval of the other Parties. The foregoing shall not prohibit any disclosure required by Law or any securities exchange rules applicable to Seller or its Affiliates.

Section 11.8           No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action, or other interest herein.

Section 11.9           Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the Laws of the State of New York without giving effect to the choice of law principles thereof. Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Borough of Manhattan. Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

Section 11.10        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11        No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

Section 11.12        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.13        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the Effective Date.

DOMINION SOLAR PROJECTS III, INC.

By:	/s/ Prabir Purohit
Name: Prabir Purohit
Title: Vice President - Finance

UTAH SOLAR HOLDINGS II LLC

By:	/s/ Christopher Sotos
Name: Christopher Sotos
Title: President